Exhibit 21.1

List of Subsidiaries

Wholly-Owned Subsidiaries

1.               China Xueda Corporation Limited

2.               Xuecheng Century (Beijing) Information Technology Co., Ltd.

Affiliated Entity Consolidated in the Registrant’s Financial Statements

1.               Beijing Xueda Information Technology Co., Ltd.